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                                                                EXHIBIT 1.02




                                   TERMS AGREEMENT



                                                 July 7, 1997



Commercial Credit Company
300 St. Paul Place
Baltimore, Maryland 21202

Attention: CHIEF FINANCIAL OFFICER

Dear Sirs:

         We understand that Commercial Credit Company, a Delaware corporation (the "Company"), proposes to issue and sell $300,000,000 aggregate principal amount of its debt securities (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriters (the "Underwriters"), offer to purchase, severally and not jointly, the principal amount of Securities set forth opposite our respective names on the list attached hereto at 99.255% of the principal amount thereof, plus accrued interest from July 1, 1997 to the date of payment and delivery. The Closing Date shall be July 10, 1997, at 8:30 A.M. at the offices of the Company, 388 Greenwich Street, 20th Floor, New York, New York 10013.

         The Securities shall have the following terms:

         Title:                   6.75% Notes due July 1, 2007
         Maturity:                July 1, 2007
         Interest Rate:           6.75% per annum
         Interest Payment
           Dates:                 January 1 and July 1, commencing
                                  January 1, 1998
         Initial Price to
           Public:                99.675% of the principal amount thereof, plus
                                  accrued interest from July 1, 1997 to the date of payment and delivery

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         Redemption
           Provisions:            The Securities are not redeemable by the
                                  Company prior to maturity.


         Additional terms:        The Regular Record Dates are December 15 and
                                  June 15. The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the
                                  Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Company's Prospectus
                                  Supplement dated July 7, 1997. Principal and interest on the Securities shall be payable in United States dollars. The provisions of
                                  Section 403 of the Indenture relating to defeasance shall apply to the Securities.

         All the provisions contained in the document entitled "Commercial Credit Company-Debt Securities-Underwriting Agreement Basic Provisions" and dated November 28, 1989 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.


                                          2
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(a)             Immediately prior to the first parenthesis in the fourth
sentence of the first paragraph, add the following: ", as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto"; (b) In the first line of Section 2(a), delete "(33-28723)", and insert in lieu thereof "(333-28847), including a prospectus (which prospectus also relates to $550,000,000 aggregate principal amount of securities of the Company previously registered on a registration statement on Form S-3 (333-00055))", and any reference in the Basic Provisions to registration statement shall be deemed a reference to such registration statements on Form S-3; and (c) In the fifth line of the third paragraph of
Section 3, delete the phrase "New York Clearinghouse (next day)" and insert in lieu thereof "federal or other same day".

         The parties hereto agree that it shall be a condition to the obligation of the Company to sell and the Underwriters to purchase the Securities that the underwriting of the 6.45% Notes due July 1, 2002 contemplated in the Terms Agreement, dated July 7, 1997, shall close simultaneously.

         Charles O. Prince, III, Esq. is counsel to the Company. Dewey Ballantine is counsel to the Underwriters.

         The Securities will be made available for checking and packaging at the designated office of Citibank, N.A. at least 24 hours prior to the Closing Date.

         Please accept this offer no later than 9:00 o'clock P.M. on July 7, 1997, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:



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         "We hereby accept your offer, set forth in the Terms Agreement, dated
July 7, 1997, to purchase the Securities on the terms set forth therein."

                             Very truly yours,

                             SALOMON BROTHERS INC
                             PAINEWEBBER INCORPORATED


                             By: SALOMON BROTHERS INC


                             By: /s/ Robert Clymer
                                ------------------------------
                                 Name:  Robert Clymer
                                 Title: Managing Director



ACCEPTED:

COMMERCIAL CREDIT COMPANY


By:/s/ Firoz B. Tarapore
   -----------------------------
   Name:  Firoz B. Tarapore
   Title: Vice President and
         Assistant Treasurer



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                                                   Principal
Underwriter                                        Amount
-----------                                        ---------

Salomon Brothers Inc  . . . . . . . . . . . . .   $285,000,000

PaineWebber Incorporated. . . . . . . . . . . .     15,000,000

                                                  ------------

    Total. . . . . . . . . . . . . . . . . . .    $300,000,000
                                                  ------------
                                                  ------------




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